UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2009

Dionex Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-11250	94-2647429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Titan Way
Sunnyvale, CA, 94088
(Address of principal executive offices, Zip Code)

(408) 737-0700
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dionex Corporation's (the "Company") Board of Directors has appointed Dr. Frank Witney, age 55, to the Company's Board of Directors and as President and Chief Executive Officer of the Company, effective April 30, 2009. It is expected that Lukas Braunschweiler will cease to serve as the Company's President and Chief Executive Officer and will resign from the Company's Board of Directors at that time. Dr. Witney will serve as the Company's principal executive officer and will also serve as a director of the Company, continuing in office until the Company's 2009 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Prior to joining the Company and from December 2008 until April 2009, Dr. Witney, was Executive Vice President and Chief Commercial Officer of Affymetrix, Inc., a manufacturer of consumables and systems for genetic analysis in the life sciences and clinical healthcare markets. Dr. Witney assumed this position after Affymetrix's acquisition of Panomics, Inc., a company that offered products for a wide variety of low to mid-plex genetic, protein and cellular analysis applications, where Dr. Witney previously served as President and Chief Executive Officer from July 2002 until December 2008. From November 2001 to July 2002, Dr. Witney was President of Drug Discovery Tools at PerkinElmer Life Sciences, a provider of instruments, chemicals and reagents to the analytical sciences, genetic screening, bio-discovery and laboratory services markets. Dr. Witney assumed this position after PerkinElmer's acquisition of Packard BioScience Company, a manufacturer of instruments and reagents for use in drug discovery and other life sciences research, where previously he was President and Chief Operating Officer from April 2000 to November 2001. From 1983 through 2000, Dr. Witney held a series of management positions at Bio-Rad Laboratories, a manufacturer of life science research and clinical diagnostic products, most recently as Group Operations Manager of the Life Science Group. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a doctorate in molecular and cell biology from Indiana University.

Dr. Witney's annual base salary is $450,000. Dr. Witney is eligible to participate in the Company's Management Bonus Plan. Dr. Witney's target bonus under this plan for fiscal year 2009 will be 75% prorated from his start date, which will be awarded upon achievement of certain corporate and individual performance objectives. Dr. Witney will be eligible to earn an annual performance-based bonus for each Company fiscal year beginning with fiscal year 2010, with a target of 75%, and maximum of 112.5%, of his base salary for such fiscal year. Such bonuses will be determined at the discretion of the Board of Directors, based on personal performance and the Company's performance, pursuant to objectives and other metrics established by the Board of Directors of the Company. Dr. Witney will also receive (i) a non-qualified stock option grant to purchase 100,000 shares of the Company's common stock at an exercise price equal to the stock's fair market value per share on the date of the grant and (ii) a grant of 25,000 restricted stock units. The option and restricted stock units will be subject to vesting according to the Company's standard vesting schedules and other terms and conditions under the Company's equity incentive plan and the corresponding grant notices and agreements, in each case subject to Dr. Witney's continued service to the Company. Dr. Witney will be eligible for all standard benefits available to Company executives, including but not limited to medical insurance, 401(k) plan participation, vacation, sick leave and holidays. Dr. Witney will be eligible to receive profit-sharing payments under the Company's profit sharing plan, and to receive benefits, if any become due, under the Company's Change in Control Severance Benefit Plan. In the event that Dr. Witney is terminated without cause, he is entitled to receive severance equal to one year of his base salary plus a pro-rated bonus amount equal to 75% of the total base salary paid to him during the fiscal year in which his employment was terminated. In addition, if his employment is terminated after the end of any given fiscal year but before the date on which executive bonuses for such completed fiscal year are paid, his severance amount will include the bonus he would have received for such completed fiscal year had his employment not been terminated.

Dr. Witney's acceptance of employment with the Company was announced in a press release dated April 14, 2009, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Dionex Corporation dated April 14, 2009.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2009	Dionex Corporation
	By:	/s/ CRAIG A. MCCOLLAM Craig A. McCollam Sr. Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Dionex Corporation dated April 14, 2009.